                                                                  Exhibit 11.1


COMPUTATION OF EARNINGS PER COMMON SHARE
SHELTER COMPONENTS CORPORATION AND SUBSIDIARIES
(in thousands, except per share data)

                                      Three Months Ended     Six Months Ended
                                           June 30,              June 30,
                                        1995      1994        1995      1994
                                       ------    ------      ------    ------

PRIMARY:
     Weighted average common
       shares outstanding               6,021      5,709      6,009     5,707
     Weighted average of incre-
       mental shares for common
       stock equivalents under
       the key employee incentive
       stock option plan:
          Outstanding options              85        118         98       132
          Options exercised                12          5          9         6
                                       ------     ------     ------    ------
               Total                    6,118      5,832      6,116     5,845
                                       ======     ======     ======    ======
               Net Income              $2,629     $2,162     $5,052    $3,982
                                       ======     ======     ======    ======
               Per Share Earnings (a)  $  .43     $  .37     $  .83    $  .68
                                       ======     ======     ======    ======



     a) Fully diluted earnings per share were the same as primary earnings per share for all periods presented.